Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into the Registration Statement on Form S-3 (including any amendments or supplements thereto, related appendices, and financial statements) of Southwestern Energy Company of our audit letter, dated January 31, 2023, with respect to estimates of reserves and future net revenues to the combined interests of Southwestern Energy Company and its subsidiaries, as of December 31, 2022. We also hereby consent to all references to our firm or such reports included in or incorporated by reference into the Registration Statement. We also consent to use of our name as it appears under “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
Executive Chairman

Houston, Texas

May 22, 2023

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